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Exhibit 2.1

AMENDMENT NO. 1 TO SEPARATION AGREEMENT

        This AMENDMENT NO. 1 TO SEPARATION AGREEMENT, dated as of March 8, 2011 (this "Amendment"), by and among Universal American Corp., a New York corporation (the "Company"), Universal American Spin Corp. (f/k/a Ulysses Spin Corp.), a Delaware corporation ("Newco"), and, solely for the limited purposes specified in the Separation Agreement (as defined below), CVS Caremark Corporation, a Delaware corporation ("Parent").

RECITALS

        WHEREAS, the Company, Newco and Parent are parties to that certain Separation Agreement, dated as of December 30, 2010 (as amended from time to time, the "Separation Agreement"); and

        WHEREAS, the Company, Newco and Parent now wish to amend the Separation Agreement as set forth herein.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1    Defined Terms.     Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to such terms in the Separation Agreement.

ARTICLE II

AMENDMENTS TO SEPARATION AGREEMENT

        Section 2.1    Amendment to Section 7.07(a).     Section 7.07(a) of the Separation Agreement is hereby amended by deleting the text of such Section in its entirety and replacing it with the following:

        "(a)    Options.    The Company shall use reasonable best efforts so that, at the Effective Time, each Company Option that is outstanding immediately before the Effective Time and held by a Newco Employee or a former employee of the Company or any of its Subsidiaries that is not a Former Part D Employee (each, a "Newco Option"), whether or not vested and exercisable, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Newco Option, shall be cancelled and converted at the Effective Time into the right to receive from Newco an amount (such amount, the "Newco Option Payment Amount") that is equal to the product of (x) the excess, if any, of (i) the closing price of a share of Common Stock on the Applicable Exchange on the last full day of trading immediately prior to the Closing Date (such amount, the "UAM Last Day Closing Price") over (ii) the per share exercise or purchase price of the applicable Newco Option (the "Newco Option Exercise Price"), multiplied by (y) the aggregate number of shares of Common Stock in respect of such Newco Option immediately before the Effective Time. The Newco Option Payment Amount with respect to each holder of a Newco Option shall be payable 50% in cash and 50% by delivery of a number of shares of Newco Common Stock equal to the quotient obtained by dividing (A) 50% of the Newco Option Payment Amount by (B) the Implied Newco Common Stock Value as determined pursuant to the next sentence. The "Implied Newco Common Stock Value" shall mean the excess, if any, of (x) the UAM Last Day Closing Price over (y) the Per Share Merger Consideration. For the avoidance of doubt, if the Newco Option Exercise Price of a Newco Option is equal to or exceeds the UAM Last Day Closing Price, such Newco Option shall be cancelled and terminated at the Effective Time without payment or consideration therefor and the holder of such Newco Option shall have no rights whatsoever with respect thereto. No interest shall be payable in respect of any of the foregoing amounts."

        Section 2.2    Amendment to Section 7.07(b).     The first sentence of Section 7.07(b) of the Separation Agreement is hereby amended by deleting the text of such sentence in its entirety and replacing it with the following:

        "Each Restricted Share that is outstanding immediately prior to the Effective Time and held by a Newco Employee or a former employee of the Company or any of its Subsidiaries that is not a Former Part D Employee ("Original Newco Restricted Share") shall, at the Effective Time, be cancelled and converted into the right to receive (i) an amount in cash equal to the Per Share Merger Consideration and (ii) an amount of shares of Newco Common Stock equal to the product of (A) one share of restricted Newco Common Stock and (B) the Newco Exchange Ratio, in each case, on the same dates and subject to the same conditions on vesting that applied to the Original Newco Restricted Share immediately prior to the Effective Time, and, with respect to the cash payment, without any crediting of interest for the period from the Effective Time until vesting; provided, that if the Newco Employee's employment with the Newco Group is terminated (x) other than for "Cause" or (y) by the Newco Employee for "Good Reason," as such terms are defined on Section 5.7(d) of the Company Disclosure Letter to the Merger Agreement, then such vesting shall be accelerated to the date of such termination (the "Converted Newco Restricted Share Award")."

        Section 2.3    Amendment to Section 7.07(c).     The first sentence of Section 7.07(c) of the Separation Agreement is hereby amended by deleting the text of such sentence in its entirety and replacing it with the following:

        "Each Earned Performance Share that is outstanding immediately prior to the Effective Time and held by a Newco Employee or a former employee of the Company or any of its Subsidiaries that is not a Former Part D Employee ("Original Newco Performance Share") shall, at the Effective Time, be cancelled and converted into the right to receive (i) an amount in cash equal to the Per Share Merger Consideration and (ii) an amount of shares of Newco Common Stock equal to the product of (A) one share of Newco Common Stock and (B) the Newco Exchange Ratio, in each case of clauses (i) and (ii) on the first to occur of (x) the first anniversary of the date on which the Effective Time occurs and (y) the date the Newco Employee's employment with the Newco Group is terminated (I) other than for "Cause" or (II) by the Newco Employee for "Good Reason," as such terms are defined on Section 5.7(d) of the Company Disclosure Letter, and, with respect to the cash payment, without any crediting of interest for the period from the Effective Time until date of payment (the "Converted Newco Share Award")."

        Section 2.4    Amendment to Section 7.07.     A new clause (e) as follows shall be added to Section 7.07 of the Separation Agreement:

        "No fractional shares of Newco Common Stock shall be delivered under this Section 7.07, but in lieu thereof Newco shall pay to each holder of a Newco Option, an Original Newco Restricted Share or an Original Newco Performance Share, as the case may be, that would otherwise be entitled to a fraction of a share of Newco Common Stock (after aggregating all fractional shares of Newco Common Stock that otherwise would be received by such holder) an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (I) such fraction, multiplied by (II) the Implied Newco Common Stock Value. Such payment shall be made as promptly as practicable following the time when such fractional shares of Newco Common Stock would have been otherwise deliverable under this Section 7.07. Cash payments are being made to such holders in lieu of fractional shares of Newco Common Stock for the purpose of saving Newco the expense and inconvenience of issuing and transferring fractional shares. Such cash payments do not represent separately bargained-for consideration."

ARTICLE III

MISCELLANEOUS

        Section 3.1    Effect on the Agreement.     This Amendment shall be deemed incorporated into the Separation Agreement and shall be construed and interpreted as though fully set forth therein. Except as amended and modified herein, the Separation Agreement remains in full force and effect.

        Section 3.2    Governing Law.     This Amendment shall be governed by, and construed in accordance with, the terms of Article XI of the Separation Agreement.

        Section 3.3    Counterparts.     This Amendment may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Amendment. Facsimile signatures or signatures received as a .pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Amendment. This Amendment shall become effective when, and only when, each party shall have received a counterpart signed by all of the other parties.

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        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first above written.

UNIVERSAL AMERICAN CORP.
By:	/s/ TONY WOLK
	Name:	Tony Wolk
	Title:	Senior Vice President, General Counsel and Secretary
UNIVERSAL AMERICAN SPIN CORP.
By:	/s/ TONY WOLK
	Name:	Tony Wolk
	Title:	Vice President and Secretary
Solely for purposes of Sections 2.01(a)(vii), 2.01(b), 2.04(b), 3.02(b), 4.04 and 6.01 and Article XI:
CVS CAREMARK CORPORATION
By:	/s/ JONATHAN C. ROBERTS
	Name:	Jonathan C. Roberts
	Title:	Executive VP and COO, Caremark Pharmacy Services

[Signature Page to Amendment No. 1 to Separation Agreement]

QuickLinks

  Exhibit 2.1
  Section 1.1 Defined Terms.
  Section 2.1 Amendment to Section 7.07(a).
  Section 2.2 Amendment to Section 7.07(b).
  Section 2.3 Amendment to Section 7.07(c).
  Section 2.4 Amendment to Section 7.07.
  Section 3.1 Effect on the Agreement.
  Section 3.2 Governing Law.
  Section 3.3 Counterparts.